Exhibit 99.01

Eastman Board Elects New Member

KINGSPORT, Tenn., Feb. 24, 2011 – The board of directors of Eastman Chemical Company (NYSE:EMN) has elected Brett D. Begemann as a director.  Begemann, 50, is executive vice president and chief commercial officer, Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

“Brett’s wide-ranging experience at Monsanto will be a valuable addition to Eastman’s Board of Directors,” said Jim Rogers, chairman and CEO.  “I am sure that our company will benefit greatly from his global biotechnology and chemicals business operations insight and his extensive experience in leading international and emerging markets growth and strategy.”

 Begemann graduated from the University of Missouri in 1983 with a bachelor’s degree in agricultural economics. Upon graduation he joined Monsanto in the company’s sales and marketing organization. Since that time Begemann has had various senior management assignments, each with increasing levels of responsibility.  He has served in several key international positions, including Vice President, Asia Pacific, Singapore, and Executive Vice President, International. Begemann currently serves as Chief Commercial Officer, with responsibility for Monsanto’s global commercial operations, including the company’s two major business sectors.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets and geographies it serves. A global company headquartered in Kingsport, Tenn., USA, Eastman had 2010 sales of $5.8 billion.  For more information, visit www.eastman.com.

Contacts:
Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com